As filed with the Securities and Exchange Commission on January 10, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PARSLEY ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	46-4314192
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Address of principal executive offices, including zip code)

Jagged Peak Energy Inc. 2017 Long Term Incentive Plan

Parsley Energy, Inc. 2014 Long Term Incentive Plan

(Full titles of the plans)

Colin W. Roberts

Executive Vice President—General Counsel

Parsley Energy, Inc.

303 Colorado Street

Suite 3000

Austin, Texas 78701

(737) 704-2300

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Julian J. Seiguer, P.C.

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, Texas 77002

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (4)
Class A common stock, par value $0.01 per share, of Parsley Energy, Inc., issuable upon vesting of outstanding restricted stock units issued under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan	734,312 (1)	$18.40	$13,511,340.80	$1,753.77
Class A common stock, par value $0.01 per share, of Parsley Energy, Inc.	10,845,524 (2)	$18.40	$199,557,641.60	$25,902.58

(1)

Represents the number of shares of Class A common stock, par value $0.01 per share (“Parsley Class A common stock”), of Parsley Energy, Inc., a Delaware corporation (the “Company” or the “Registrant”), reserved for issuance in connection with certain restricted stock unit awards (the “Jagged Peak RSU Awards”) granted under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan, as amended and restated (the “Jagged Peak Plan”), assumed by the Registrant pursuant to the Merger Agreement (as defined below in the Explanatory Note). In connection with the Merger (as defined below in the Explanatory Note), each Jagged Peak RSU Award was converted into an equity award with the right to receive a number of shares of Parsley Class A common stock equal to the product of (a) the number of shares of common stock, par value $0.01 per share (the “Jagged Peak common stock”), of Jagged Peak Energy, Inc., a Delaware corporation (“Jagged Peak”), subject to such Jagged Peak RSU Award as of immediately prior to the effective time of the Merger and (b) the Exchange Ratio (as defined below in the Explanatory Note) (rounded down to the nearest whole share of Parsley Class A common stock).

(2)

Represents additional shares of Parsley Class A common stock that may be issued pursuant to the Parsley Energy, Inc. 2014 Long Term Incentive Plan, as amended and restated (the “Parsley Plan”), in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (as discussed below), which additional shares of Parsley Class A common stock represent the remaining number of shares of Jagged Peak common stock that were available for issuance under the Jagged Peak Plan immediately prior to the Merger, after applying the Exchange Ratio. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 shall also cover any additional shares of Parsley Class A common stock that become issuable under the Parsley Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(3)

Estimated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of computing the registration fee, based on the average of the high and low sales price reported for Parsley Class A common stock on the New York Stock Exchange on January 9, 2020.

(4)

On January 31, 2017, 26,500,000 shares of Jagged Peak common stock were registered by Jagged Peak on Form S-8 (File No. 333-215830) (the “Jagged Peak S-8”) with respect to the Jagged Peak Plan. A registration fee of $44,841.71 (the “Jagged Peak S-8 Fee”) was paid in connection with the filing of the Jagged Peak S-8. Of the 26,500,000 shares of Jagged Peak common stock registered on the Jagged Peak S-8, 25,905,672 shares of Jagged Peak common stock are being carried forward from the Jagged Peak S-8, including (a) 24,262,916 shares that have not been issued, are not subject to outstanding awards granted under the Jagged Peak Plan and are being carried over to the Parsley Plan, and (b) 1,642,756 shares that are subject to outstanding Jagged Peak RSU Awards under the Jagged Peak Plan that have been assumed by the Registrant in connection with, and that will continue to be outstanding following, the consummation of the Merger. A total of 11,579,836 shares of Parsley Class A common stock are being registered hereby, which number was determined by multiplying 25,905,672 by the Exchange Ratio. The unused portion of the Jagged Peak S-8 Fee previously paid is equal to $43,836.02 (the “Offset”). Pursuant to Rule 457(p) of the Securities Act, $27,656.35 of the Offset has been applied to the currently due filing fee, and therefore no filing fee is due in connection with this Registration Statement.

EXPLANATORY NOTE

On January 10, 2020 (the “Effective Date”), Parsley Energy, Inc., a Delaware corporation (“Parsley” or the “Registrant”), and Jagged Peak Energy Inc., a Delaware corporation (“Jagged Peak”), completed the transactions contemplated by the Agreement and Plan of Merger, dated as of October 14, 2019 (the “Merger Agreement”), by and among Parsley, Jagged Peak and Jackal Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parsley (“Merger Sub”), pursuant to which Merger Sub merged with and into Jagged Peak, with Jagged Peak surviving the Merger as a wholly owned subsidiary of Parsley (the “Merger” and the surviving entity, the “Surviving Corporation”), and immediately following the Merger, the Surviving Corporation merged with and into Jackal Merger Sub A, LLC, a Delaware limited liability company and direct wholly owned subsidiary of Parsley (“LLC Sub”), with LLC Sub surviving as a wholly owned subsidiary of Parsley.

At the Effective Time (as defined in the Merger Agreement), each eligible share of the Jagged Peak common stock, par value $0.01 per share (“Jagged Peak common stock”), issued and outstanding immediately prior to the Effective Time was automatically converted into the right to receive 0.447 shares (the “Exchange Ratio”) of Parsley’s Class A common stock, par value $0.01 per share (“Parsley Class A common stock”), with cash paid in lieu of the issuance of any fractional shares of Parsley Class A common stock. At the Effective Time, each Jagged Peak restricted stock unit (“Jagged Peak RSU”), whether vested or unvested, that was outstanding as of immediately prior to the Effective Time under the Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (the “Jagged Peak Plan”) was assumed by Parsley and remains subject to the same terms and conditions as were applicable to such award of Jagged Peak RSUs immediately prior to the Effective Time, but was automatically converted into an award with the right to receive a number of shares of Parsley Class A common stock that is equal to the product of (a) the number of shares of Jagged Peak common stock subject to such award of Jagged Peak RSUs as of immediately prior to the Effective Time and (b) the Exchange Ratio, rounded down to the nearest whole share of Parsley Class A common stock.

As of the Effective Time, Parsley has assumed (i) all rights and obligations under the Jagged Peak Plan and (ii) each outstanding share of Jagged Peak common stock available for issuance under the Jagged Peak Plan. This registration statement on Form S-8 (the “Registration Statement”) registers 734,312 shares of Parsley Class A common stock issuable by the Registrant upon settlement of the outstanding Jagged Peak RSUs granted under the Jagged Peak Plan and assumed by the Registrant in connection with the Merger.

This Registration Statement on Form S-8 also registers an additional 10,845,524 shares of Parsley Class A common stock issuable under the Parsley Plan in accordance with, and subject to the terms and conditions of, an exception under Rule 303A.08 of the NYSE Listed Company Manual (“Rule 303A.08”), which additional shares of Parsley Class A common stock represent the remaining number of shares of Jagged Peak common stock that were available for issuance under the Jagged Peak Plan immediately prior to the Merger, as appropriately adjusted to reflect such transaction (including the application of the Exchange Ratio), and not otherwise reserved for issuance under the Jagged Peak Plan in satisfaction of Jagged Peak RSUs outstanding immediately prior to the Effective Time. Pursuant to an exception under Rule 303A.08, shares that are available for grant under a pre-existing shareholder approved plan of an issuer that is acquired in an acquisition or merger may be used (after appropriate adjustment of the number of shares to reflect the transaction) by the listed acquiring company for certain post-transaction grants, either under the pre-existing plan or another plan, provided that the plan met the requirements of Rule 303A.08 prior to such transaction, including the requirements that (i) the time during which those shares are available for grants is not extended beyond the period when they would have been available under the pre-existing plan, absent the transaction, and (ii) such awards are not granted to individuals who were employed, immediately before the transaction, by the post-transaction listed company or entities that were its subsidiaries immediately before the transaction.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Parsley Plan and the Jagged Peak Plan with the document(s) containing information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8 and Rule 428 of the Securities Act, the Registrant

has not filed such document(s) with the SEC, but such documents (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into this Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 27, 2019 (File No. 001-36463);

(b)

The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June  30, 2019 and September 30, 2019, filed with the SEC on May 3, 2019, August 8, 2019 and November 7, 2019, respectively (File No. 001-36463);

(c)	a description of the Registrant’s Class A common stock set forth in the Registration Statement on Form 8-A, filed with the SEC on May 20, 2014 (File No. 001-36463);

(d)

the information specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December  31, 2018 from the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 8, 2019; and

(e)

All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since the end of the fiscal year covered by the Registrant’s Annual Report on Form 10-K referred to in clause (a) above.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not Applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. A similar standard is applicable in the case of derivative actions (i.e., actions by or in the right of the corporation), except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws contain provisions that limit the liability of the Registrant’s directors and officers for monetary damages to the fullest extent permitted by the DGCL. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, except liability:

•	for any breach of the director’s duty of loyalty to the Registrant or its shareholders;

•	for any act or omission not in good faith or that involves intentional misconduct or knowing violation of law;

•	under provisions of the DGCL regarding unlawful payments of dividends and unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors or officers of corporations, then the personal liability of the Registrant’s directors and officers will be further limited to the fullest extent permitted by the DGCL.

In addition, the Registrant has entered into or will enter into indemnification agreements with directors and officers. These agreements will require the Registrant to indemnify these individuals to the fullest extent permitted under the DGCL against liability that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The Registrant may maintain liability insurance policies that indemnify the Registrant’s directors and officers against various liabilities, including certain liabilities under arising under the Securities Act and the Exchange Act, which may be incurred by them in their capacity as such.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Each of the Parsley Plan and the Jagged Peak Plan provides that the committee that administers the plan and all members thereof are entitled to, in good faith, rely or act upon any report or other information furnished to them by any officer or employee of the Registrant or any of its subsidiaries, the Registrant’s legal counsel, independent auditors, consultants or any other agents assisting in the administration of the Parsley Plan or the Jagged Peak Plan. Members of the committee and any officer or employee of the Registrant, or any of its subsidiaries acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Parsley Plan or the Jagged Peak Plan, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Amended and Restated Certificate of Incorporation of Parsley Energy, Inc., dated as of May 29, 2014 (incorporated by reference to Exhibit 3.1 to Parsley Energy, Inc.’s Current Report on Form 8-K, File No. 001-36463, filed with the SEC on June 4, 2014).

4.2	Amended and Restated Bylaws of Parsley Energy, Inc., dated as of October 26, 2018 (incorporated by reference to Exhibit 3.1 to Parsley Energy, Inc.’s Current Report on Form 8-K, File No. 001-36463, filed with the SEC on October 30, 2018).

5.1*	Opinion of Kirkland & Ellis LLP.

23.1*	Consent of KPMG LLP, Parsley Energy, Inc.’s Independent Registered Public Accounting Firm.

23.2*	Consent of KPMG LLP, Jagged Peak Energy Inc.’s Independent Registered Public Accounting Firm.

23.3*	Consent of Netherland, Sewell & Associates, Inc., Parsley Energy, Inc.’s Independent Petroleum Engineers and Geologists.

23.4*	Consent of Ryder Scott Company, L.P., Jagged Peak Energy Inc.’s Independent Petroleum Engineers and Geologists.

23.5*	Consent of Kirkland & Ellis LLP (contained in Exhibit 5.1).

24.1*	Powers of Attorney (included on the signature pages of this Registration Statement).

99.1#	Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.30 to Parsley’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on March 11, 2015).

99.2#	First Amendment to the Amended and Restated Parsley Energy, Inc. 2014 Long Term Incentive Plan (incorporated by reference to Exhibit 10.6 to Parsley Energy, Inc.’s Current Report on Form 8-K, File No. 001-36463, filed with the SEC on January 10, 2020).

99.3#	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.16 to Amendment No. 2 to Parsley Energy, Inc.’s Registration Statement on Form S-1, File No. 333-195230, filed with the SEC on May 12, 2014).

99.4#	First Amendment to Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.9 to Parsley Energy, Inc.’s Quarterly Report on Form 10-Q, File No. 001-36463, filed with the SEC on November 4, 2016).

99.5#	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.8 to Parsley Energy, Inc.’s Quarterly Report on Form 10-Q, File No. 001-36463, filed with the SEC on November 4, 2016).

99.6#	Form of Notice of Grant of Restricted Stock (Time-Based) (incorporated by reference to Exhibit 10.10 to Parsley Energy, Inc.’s Quarterly Report on Form 10-Q, File No. 001-36463, filed with the SEC on November 4, 2016).

99.7#	Form of Notice of Grant of Restricted Stock (Performance-Based) (incorporated by reference to Exhibit 10.18 to Amendment No. 2 to Parsley Energy, Inc.’s Registration Statement on Form S-1, File No. 333-195230, filed with the SEC on May 12, 2014).

99.8#	Form of Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.34 to Parsley Energy, Inc.’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on March 11, 2015).

99.9#	Form of Notice of Grant of Restricted Stock Units (Time-Based) (incorporated by reference to Exhibit 10.35 to Parsley Energy, Inc.’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on March 11, 2015).

99.10#	Form of Notice of Grant of Restricted Stock Units (Performance-Based) (incorporated by reference to Exhibit 10.36 to Parsley Energy, Inc.’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on March 11, 2015).

99.11#	Form of Notice of Grant of Restricted Stock (Performance-Based) (incorporated by reference to Exhibit 10.58 to Parsley Energy, Inc.’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on February 28, 2018).

99.12#	Form of Restricted Stock Agreement (incorporated by reference to Exhibit 10.59 to Parsley Energy, Inc.’s Annual Report on Form 10-K, File No. 001-36463, filed with the SEC on February 28, 2018).

99.13#	Jagged Peak Energy Inc. 2017 Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Jagged Peak’s Current Report on Form 8-K (File No. 001-37995), filed with the SEC on January 31, 2017).

99.14#	Form of Director Notice of Grant of Restricted Stock Units (incorporated by reference to Exhibit 10.3 to Jagged Peak’s Current Report on Form 8-K (File No. 001-37995), filed with the SEC on April 20, 2017).

99.15#	Form of Director Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.4 to Jagged Peak’s Current Report on Form 8-K (File No. 001-37995), filed with the SEC on April 20, 2017).

99.16#	Form of Employee Notice of Grant of Restricted Stock Units (incorporated by reference to Exhibit 10.5 to Jagged Peak’s Current Report on Form 8-K (File No. 001-37995), filed with the SEC on April 20, 2017).

99.17#	Form of Employee Restricted Stock Unit Agreement (incorporated by reference to Exhibit 10.6 to Jagged Peak’s Current Report on Form 8-K (File No. 001-37995), filed with the SEC on April 20, 2017).

*	Filed herewith.
#	Compensatory plan, contract or arrangement.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on January 10, 2020.

PARSLEY ENERGY, INC.

By:	/s/ Matt Gallagher
Name:	Matt Gallagher
Title:	President and Chief Executive Officer

Each person whose signature appears below hereby authorizes and appoints Matt Gallagher, Ryan Dalton, and Colin W. Roberts, and each of them, severally, any of whom may act without joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including pre- and post-effective amendments) to this Registration Statement on Form S-8 and any additional registration statement pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act this Registration Statement has been signed by the following persons in the capacities and on January 10, 2020.

Signatures	Title

/s/ Matt Gallagher	President, Chief Executive Officer, and Director (Principal Executive Officer)
Matt Gallagher

/s/ Ryan Dalton	Executive Vice President—Chief Financial Officer (Principal Accounting and Financial Officer)
Ryan Dalton

/s/ Bryan Sheffield	Executive Chairman and Chairman of the Board
Bryan Sheffield

/s/ A.R. Alameddine	Director
A.R. Alameddine

/s/ Ronald Brokmeyer	Director
Ronald Brokmeyer

/s/ William Browning	Director
William Browning

/s/ Hemang Desai	Director
Hemang Desai

/s/ Karen Hughes	Director
Karen Hughes

/s/ James J. Kleckner	Director
James J. Kleckner

/s/ David H. Smith	Director
David H. Smith

/s/ S. Wil VanLoh, Jr.	Director
S. Wil VanLoh, Jr.

/s/ Jerry Windlinger	Director
Jerry Windlinger